EXHIBIT 21

                         IGI, INC. AND SUBSIDIARIES

                EXHIBIT 21-LIST OF SUBSIDIARIES OF IGI, INC.


IGEN, Inc., a Delaware Corporation

ImmunoGenetics, Inc., a Delaware Corporation

Marketing Aspects, Inc., a Delaware Corporation

Blood Cells, Inc., a Delaware Corporation

Flavorsome, Ltd., a Delaware Corporation

Microburst, Inc., a Delaware Corporation


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